UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 28, 2013

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 28, 2013, American Tower Corporation (the “Company”) entered into a multicurrency loan agreement with Toronto Dominion (Texas) LLC, as Administrative Agent and Swingline Lender, Barclays Bank PLC, Citibank, N.A. and Bank of America, N.A., as Syndication Agents, JPMorgan Chase Bank, N.A., as Documentation Agent, TD Securities (USA) LLC, Barclays Bank PLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Co-Lead Arrangers and Joint Bookrunners, and lenders that are signatories thereto (the “Loan Agreement”). EA Markets Securities LLC served as the Company’s financial advisor.

The Loan Agreement provides for a senior unsecured revolving credit facility (the “2013 Credit Facility”) of $1.5 billion, which includes a $1 billion sublimit for multicurrency borrowings, a $200 million sublimit for letters of credit, and a $50 million sublimit for swing line loans. The Loan Agreement also contains an expansion option permitting the Company to request an increase of the senior credit facility from time to time up to an aggregate additional $500 million from any of the lenders or other eligible lenders as may be invited to join the 2013 Credit Facility, that elect to make such increase available, upon the satisfaction of certain conditions. The 2013 Credit Facility has a term of five years and matures on June 28, 2018. The 2013 Credit Facility does not require amortization of payments and may be repaid prior to maturity in whole or in part at the Company’s option without penalty or premium.

At closing, the Company used cash on hand to pay related fees under the Company’s existing $1.0 billion senior unsecured revolving credit facility (the “2011 Credit Facility”). The Company terminated the 2011 Credit Facility without penalty or premium.

Amounts borrowed under the Loan Agreement will bear interest, at the Company’s option, at a margin above LIBOR or the Base Rate. For LIBOR based borrowings, interest rates will range from 1.125% to 2.000% above LIBOR. For Base Rate borrowings, interest rates will range from 0.125% to 1.000% above the Base Rate. In each case, the applicable margin is based upon the Company’s debt ratings. In addition, the Loan Agreement provides for a quarterly commitment fee on the undrawn portion of the 2013 Credit Facility ranging from 0.125% to 0.400% per annum, based upon the Company’s debt ratings. As a result of this refinancing and the Company’s recent upgrade from Fitch, the current margin over LIBOR that the Company would incur on borrowings declined from 1.850% to 1.250% and the current commitment fee on the undrawn portion declined from 0.350% to 0.150%.

The Company’s ability to borrow under the Loan Agreement will be subject to its ongoing compliance with various affirmative and negative covenants, including with respect to REIT status, indebtedness, guaranties, mergers and asset sales, liens, dividends, corporate existence and financial reporting obligations. In addition, the Loan Agreement requires that the Company satisfy the following two financial maintenance tests (each of the capitalized terms, as defined in the Loan Agreement):

•	a Company total leverage ratio (Total Debt to Adjusted EBITDA) of not greater than 6.00 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries); and

•	a senior secured leverage ratio (Senior Secured Debt to Adjusted EBITDA) of not greater than 3.00 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries).

In addition, if the Company’s debt ratings are below a specified level as of the end of any fiscal quarter, the Company shall maintain an interest coverage ratio (Adjusted EBITDA to Interest Expense) of not less than 2.50 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries).

Any failure to comply with the financial and operating covenants of the Loan Agreement would not only prevent the Company from being able to borrow additional funds, but would constitute a default, which could result in, among other things, the amounts outstanding, including all accrued interest and unpaid fees, becoming immediately due and payable.

In addition, the Loan Agreement contains customary events of default, in certain cases subject to customary cure periods.

The Loan Agreement allows the Company to use borrowings for working capital needs, to finance acquisitions and for other general corporate purposes of the Company and its subsidiaries (including, without limitation, to refinance or repurchase other indebtedness and to repurchase the Company’s equity securities, in each case without additional lender approval).

Certain of the lenders under the 2013 Credit Facility and other parties to the 2013 Credit Facility or their affiliates have provided, and may in the future provide, commercial banking, underwriting, lending, investment banking and financial advisory services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they have received or will receive customary fees and commissions.

The foregoing description is only a summary of certain provisions of the 2013 Credit Facility and is qualified in its entirety by the terms of the Loan Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. A copy of the press release is filed herewith as Exhibit 99.1.

Item 1.02	Termination of a Material Definitive Agreement.

Please refer to the discussion under Item 1.01 above, which is incorporated under this Item 1.02 by reference. In addition, for a summary of the material terms of the 2011 Credit Facility, see the Company’s Quarterly Report on Form 10-Q for quarter ended September 30, 2012, filed with the Securities and Exchange Commission on October 31, 2012.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to the discussion under Item 1.01 above, which is incorporated under this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release announcing the 2013 Credit Facility, dated July 1, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION

Date: July 1, 2013	By:	/s/ THOMAS A. BARTLETT

Thomas A. Bartlett
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release announcing the 2013 Credit Facility, dated July 1, 2013.